UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 4, 2010

ROMA FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

United States	0-52000	51-0533946
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Route 33, Robbinsville, New Jersey	08691
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(609) 223-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5-CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2010, Roma Bank (the “Bank”), a wholly owned subsidiary of Roma Financial Corporation (the “Registrant”) entered into employment agreements with each of Sharon L. Lamont, Chief Financial Officer, Margaret Norton, Senior Vice President/Corporate Secretary and Keith Pericoloso, Executive Vice President. All agreements were effective as of January 1, 2010. Each of the agreements provides for an initial term of 12 months. Each agreement also provides that on each annual anniversary date of the effective date of the agreements (the “Anniversary Date”), the term shall be renewed for an additional unspecified period of time beyond the then effective expiration upon a determination and resolution of the Board of Directors that the performance of the respective executive has met the requirements and standards of the Board of Directors. Ms. Lamont’s agreement provides that she will receive an initial base salary of $195,000 per year; Mrs. Norton’s provides for an initial base salary of $181,000 per year and Mr. Pericoloso’s provides for an initial base salary of $163,500 per year. All three agreements also provide that the individual’s base salary will be reviewed at least annually by the Board and may be increased but not decreased. Each officer is also entitled to participate in other benefit programs provided to other employees. All three officers shall also be provided with such other benefits, arrangements and perquisites provided to other senior management and shall be entitled to participate in incentive compensation and bonus plans covering all senior management of the Bank.

In the event the officer terminates his employment due to a disability, he shall be entitled to continue to receive his or her base salary for the lesser of the remaining term of the agreement or 1 year. In the event of death, the executive’s estate shall be entitled to receive a payment equal to his base salary through the last day of the calendar month in which the death occurred. In the event an executive’s employment is terminated without cause, the executive will be entitled to receive his or her compensation due through the remaining term of the agreement. In the event an executive is involuntarily terminated during the term of the employment agreement within 12 months following any “Change in Control” of the Bank or its Parent, absent cause, the executive shall be entitled to receive a payment equal to two times the total compensation paid to that executive or accrued by the Bank with respect to the Executive for the most recently completed calendar year ending on or prior to such date of termination, not to exceed the tax deductible limitations under Section 280G under the Internal Revenue Code. The executive may also voluntarily terminate employment in connection with a Change in Control and be entitled to receive such payment within 12 months following a Change in Control if a “Good Reason” exists. Under the agreements, a “Good Reason” will exist if, without the executive’s express written consent, the Bank materially breaches any of its obligations under the agreements. Without limitation, a material breach will be deemed to occur upon the occurrence of any of the following: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the budget over the executive retains authority; (iv) a material change in the geographic location of the executive’s office location; or (v) any other action or inaction that constitutes a material breach by the Bank of the employment agreement.

The foregoing description is qualified in its entirety by reference to the employment agreements which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

10.1	Employment Agreement of Sharon L. Lamont
10.2	Employment Agreement of Margaret Norton
10.3	Employment Agreement of Keith Pericoloso

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROMA FINANCIAL CORPORATION
Date: January 5, 2010	By:	/s/ Margaret T. Norton
Margaret T. Norton Senior Vice President and Corporate Secretary